Exhibit 99.3

MATSON TO ACQUIRE HORIZON’S ALASKA OPERATIONS

Forward Looking Statements Certain information set forth in this communication, including financial estimates, projections about the industries and markets in which Matson and Horizon operate, and statements as to the expected timing, completion and effects of the proposed merger between Matson and Horizon, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as “anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "predict," "project," "would” and similar expressions as they relate to each company or their respective management teams. These estimates and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected in or suggested by such statements. Such estimates and statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, the combined company's plans, objectives, expectations (financial or otherwise) and intentions, the estimated timetable for completing the transaction and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of Matson and/or Horizon and are subject to significant risks and uncertainties outside of Matson’s and/or Horizon’s control. Risks and uncertainties related to the proposed merger include, among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the risk that Horizon’s stockholders may not adopt the merger agreement; the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated; uncertainties as to the timing of the merger; risks related to the proposed divestiture of Horizon’s Hawaii business; competitive responses to the proposed merger; response by activist shareholders to the merger; risks that any of the closing conditions to the proposed merger and divestiture of Horizon’s Hawaii business may not be satisfied in a timely manner; unexpected costs, charges or expenses resulting from the merger; litigation relating to the merger; the outcome of pending litigation; risks related to the disruption of management time from ongoing business operations due to the proposed merger; failure to realize the synergies and other benefits expected from the proposed merger; risks related to integration of the non-Hawaii business of Horizon following consummation of the proposed merger; changes in general economic and/or industry-specific conditions; and the effect of the announcement of the proposed merger on the ability of Matson and Horizon to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally. For further information regarding factors affecting future results of Matson and Horizon, please refer to their respective Annual Reports filed on Form 10-K for the year ended December 31, 2013, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, in the case of Matson, and for the quarters ended March 23, 2014, June 22, 2014 and September 21, 2014, in the case of Horizon, and other documents filed by Matson and Horizon with the SEC, which are available at the SEC's website http://www.sec.gov. Neither Matson nor Horizon is under any obligation, and each expressly disclaim any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise, except as required by law. Persons reading this announcement are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Additional Information This communication is being made in respect of the proposed transaction involving Matson and Horizon. Horizon intends to file with the SEC a proxy statement in connection with the proposed transaction with Matson. Horizon also intends to file with the SEC other documents regarding the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of Horizon and will contain important information about the proposed transaction and related matters. SECURITY HOLDERS OF HORIZON ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain copies of the proxy statement (when available) and other documents filed by Matson and Horizon, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Matson will be made available free of charge on Matson’s website at www.matson.com. Copies of documents filed with the SEC by Horizon will be made available free of charge on Horizon’s website at www.horizonlines.com. Participants in the Solicitation Matson, Inc. and Horizon Lines, Inc. and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Horizon common stock in respect of the proposed transaction. Information about Matson’s directors and executive officers is set forth in the proxy statement for Matson’s 2014 Annual Meeting of Shareholders, which was filed with the SEC on March 10, 2014. Information about Horizon’s directors and executive officers is set forth in the proxy statement for Horizon’s 2014 Annual Meeting of Stockholders, which was filed with the SEC on April 15, 2014. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, through securities holdings or otherwise, will be contained in the Horizon proxy statement and other relevant materials to be filed with the SEC by Matson and Horizon regarding the proposed merger when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Matson or Horizon using the sources indicated above.

Compelling Strategic Rationale

Significantly grows and enhances Matson's platform, providing multiple new growth and value creation catalysts

Grows and Enhances Platform	• Annual revenue of ~$330 million • Unique opportunity to leverage Matson's platform into Alaska • Attractive Alaska market a natural geographic extension in the Pacific • Geographic revenue diversification
Numerous Synergy Opportunities	• Reduction of duplicative corporate overhead and G&A • Core operational savings in vessel and transportation management costs • Customer overlap and sales force efficiencies
Significant Value Creation	• Annual run-rate EBITDA contribution ~$70 million within 2 yrs post-closing • Immediate EPS accretion (excl. one-time items) as follows: – Low to mid-teens EPS accretion in yrs 1 and 2 post-closing – ~$0.35-0.45 annual EPS accretion thereafter • ~$1.00 of annual cash flow per share accretion within 2 yrs (excl. one-time items)

MATX LISTED NYSE

Matson to Acquire Horizon's Alaska Operations | November 11, 2014 – Slide 4

Matson.

$0.72 per common share in cash, plus repayment of Horizon’s debt at closing Equity value of $69.2 million(1); transaction value of $456.1 million(2) Transaction Highlights Matson to acquire the stock of Horizon which will include the Alaska operations and the assumption of all non-Hawaii business liabilities Purchase Price Expect to fund through combination of Matson’s cash on hand and borrowings under existing revolving credit facility Expect to close in 2015, subject to regulatory approval, Horizon shareholder vote and other customary closing conditions Financing Timing Horizon to sell Hawaii Operations to Pasha for $141.5 million; condition of closing Matson/Horizon Transaction Horizon announced plans to cease Puerto Rico service by the end of 2014 Hawaii Business Sale and Puerto Rico Shut Down (1) Based on fully diluted equity (2) Based on net debt outstanding as of September 21, 2014, less the Hawaii Business Sale proceeds Horizon shareholders representing 55 percent of the fully diluted equity (41 percent of the voting stock) have agreed to vote their shares in support of the Transaction Shareholder Voting Agreements

Matson to Acquire Horizon after Hawaii Business Sale Two Step Transaction Structure Horizon Alaska Hawaii Pasha Horizon Matson Puerto Rico Step 1: Hawaii Business Sale to Pasha Step 2: Matson Acquires Stock of Horizon Alaska Horizon to cease service by end of 2014 $141.5 M

A Valuable Franchise in an Attractive Market

Horizon pioneered container shipping into Alaska over 50 years ago and continues to be a market leader

Similarities with Hawaii Market	• Remote, non-contiguous economy dependent on reliable container service as part of vital supply lifeline • A market that values premium service • Loyal customer base; ~80% overlap with Matson's Hawaii customers
Well-Balanced Demand and Supply	• Long-term steady economic growth • High vessel utilization
Long-term Stable Revenue Profile	• Northbound volume represents ~75% of total, driven by Alaska general economy, energy and mineral resource development, and military cargo • Southbound volume more seasonal, driven by seafood industry

MATX LISTED NYSE

Matson to Acquire Horizon's Alaska Operations | November 11, 2014 – Slide 7

Matson.

Kodiak Anchorage Tacoma Dutch Harbor Reliable Alaska Operating Platform 2X Weekly 1X Weekly Vessel Name Year Built Power Plant TEU Status Anchorage 1987 Diesel 1,668 Active Tacoma 1987 Diesel 1,668 Active Kodiak 1987 Diesel 1,668 Active Consumer 1973 Steam 1,690 Reserve Active vessels are well-maintained and well-sized for market Reliable schedule ~10 yrs remaining useful life Kodiak and Dutch Harbor operations are strategic Critical lifeline to these communities Important terminal and slot charter services for Maersk and APL 2X Weekly Five other steam-powered vessels to be acquired at or near the end of their economic lives

Meaningful EPS and Cash Flow Accretion Illustrative Cash Flow per share Accretion ($ in millions, except per share amounts) Run-rate EBITDA (within 2 years post-closing) $70 $70 Less: Maintenance capital expenditures ($8) ($5) Less: Interest expense ($10) ($9) Less: Income tax expense ($10) ($11) Illustrative Cash Flow $42 $45 Fully diluted shares outstanding 43.4 43.4 Cash Flow per share Accretion $0.97 $1.03 RANGE

Near-term Scrubber Investment and Capex Profile

Alaska Fleet: Scrubber Installation Plans

- Current plans to install main engine exhaust scrubbers on the three active diesel powered vessels
  - To comply with ECA emissions requirements
  - Estimated capital cost of $6-8 million per vessel; $18-24 million in aggregate in 2015-2016
  - Expect installation to begin in 2015; completed by end of 2016
- Expected to increase vessel operating costs and modestly impact operating results during 2015 and 2016
  - Expect reserve steamship to be deployed as relief vessel during scrubber installation period (~100 days per vessel)

Existing Equipment

- Over 6,500 containers (~50%/50% owned-leased ratio)
- Over 2,000 chassis (~98% owned)
- Two owned cranes at Dutch Harbor

Estimated Annual Spending

- Annual maintenance capex of approximately $5-8 million for regular equipment renewal and vessel maintenance (excl. dry-docking)

MATX LISTED NYSE

Matson to Acquire Horizon's Alaska Operations | November 11, 2014 – Slide 10

Matson.

Transaction Funded Through Existing Liquidity Matson expects to fund transaction from existing cash on hand and available borrowings under its existing revolving credit facility Sources and Uses of Funds ($ in millions) Sources of Funds: Cash and Cash Equivalents $225 Borrowing on Revolving Credit Facility $256 Total Sources $481 Uses of Funds: Transaction Value $456 Transaction Costs $25 Total Uses $481

Investment Grade Credit Metrics Maintained Headroom on existing bank revolver debt covenants: Debt/EBITDA < 3.25 Can increase to < 3.9 for 4 quarters at Matson’s election following the Transaction EBITDA/Interest > 3.50 Transaction will not impact: Matson’s previously announced newbuild vessel program; or Current dividend and return of capital approach Based on LTM EBITDA as of September 30, 2014 for MATX and incremental run-rate EBITDA of $70 million for the Transaction. Based on LTM interest expense as of September 30, 2014 for MATX and incremental interest expense of $9.5 million for the Transaction. Matson Capitalization as of 9/30/2014 ($ in millions) Matson Adj. Combined Cash and Cash Equivalents $231 ($225) $6 Revolving Credit Borrowings $0 $256 $256 Term Loans $312 $312 Title XI Bonds $64 $64 Total Debt $376 $256 $632 Capital Leases $2 $2 Total Debt + Capital Leases $378 $256 $634 Debt / EBITDA (1) 2.1x 2.5x EBITDA (1) / Interest (2) 10.8x 9.5x

Financial Summary of Transaction Expect run-rate EBITDA contribution of $70 million within 2 years post-closing Operational efficiencies and reduction of duplicative corporate overhead and SG&A Excludes one-time pre-tax items ~$25 million transaction closing costs ~$20-25 million restructuring and integration costs Transaction value at time of closing will change based upon Horizon’s corporate cash flow performance between now and closing Based on net debt outstanding as of September 21, 2014 The Hawaii Business Sale is not expected to create any corporate level taxes payable at Horizon due to existing NOLs Transaction Value ($ in millions, except per share amounts) Per share offer $0.72 Diluted shares outstanding 96.1 Equity value $69.2 Plus: Horizon Net Debt (1) $528.4 Less: Hawaii Business Sale Proceeds (2) ($141.5) Transaction Value $456.1 Run-rate EBITDA (within 2 years post-closing) $70.0 Transaction Mulitple Transaction Value / Run-rate EBITDA 6.5x

EXISTING MATSON VALUE DRIVERS Hawaii trade poised for multi-year construction cycle increases and significant longer-term upside from investment in new Aloha class vessels Premium China rates showing continued strength Guam volume steady with incremental potential Logistics and SSAT businesses improving, with stronger outlooks ALASKA ACQUISITION VALUE DRIVERS Immediate EPS and cash flow accretion Business integration and investment milestones lead to greater accretion within 2 years post-closing Attractive Alaska market increases long-term growth prospects Multiple Near-term and Longer-Term Value Creation Catalysts Multiple catalysts driving shareholder value creation over next several years